Exhibit 99.1

Investor Contact:
Paul J. Crecca
(914) 289-9420
pjcrecca@haightscross.com

Editorial Contact:
Michael Stugrin
(562) 498-6353	FOR IMMEDIATE RELEASE
mstugrin@verizon.net
HAIGHTS CROSS COMMUNICATIONS REPORTS
THIRD QUARTER 2006 RESULTS
Investor and Analyst Conference Call Scheduled for
Tuesday, November 7, 2006, at 4:00 PM (ET)
White Plains, NY, November 7, 2006 — Haights Cross Communications, Inc. (HCC) today reported results for the third quarter ended September 30, 2006.
Third Quarter 2006 Results
Revenue for the third quarter 2006 was $58.9 million compared to revenue of $56.3 million for the third quarter 2005, reflecting strong performances from our Test-prep and Intervention and Library segments, offset by a continued revenue decline from our K-12 Supplemental Education segment.
Revenue for the Library segment, representing our Recorded Books business, was $21.8 million for the third quarter 2006, reflecting growth of 14.3% compared to $19.1 million for the quarter ended September 30, 2005. The core Public Library channel, representing approximately 68% of the business for the quarter, reported revenue growth of 13.9%, while sales to schools grew more than 60% reflecting the benefits of our new Plugged-in to Reading product released in May 2006.
Revenue for the Test-prep and Intervention segment, representing our Triumph Learning, Buckle Down and Options Publishing businesses, grew $2.5 million, or 15.3%, to $18.7 million for the third quarter 2006. Revenue for Triumph Learning and Buckle Down, our state-specific test-prep publishers, grew $2.6 million, or 21.8%, for the quarter, reflecting continued strong demand for our No Child Left Behind (NCLB)-positioned test-prep products. Revenue for Options Publishing declined $0.1 million for the quarter reflecting lower sales of certain reading and math assessment products in the 2006 period versus the 2005 period as the company readies new product editions for release in the fourth quarter 2006 and first quarter 2007.

Revenue for the K-12 Supplemental Education segment, reflecting our Sundance/Newbridge business, declined $2.8 million, or 21.7%, to $10.2 million for the third quarter 2006, reflecting the continuing effect of competition in the supplemental education market, and especially in the leveled-reader product category which represents Sundance/Newbridge’s leading product lines. While this business continues to receive management’s substantial attention and management has implemented many turn-around product, sales and marketing initiatives, we have yet to realize any meaningful benefit from these actions.
Revenue for the Medical Education segment, representing our Oakstone Publishing business, increased $0.2 million, or 3.1%, for the third quarter 2006, which was the first quarter reflecting a full period performance in both the 2006 and 2005 periods of our 2005 acquisitions of Scott Publishing and CMEinfo. Revenue for the quarter primarily reflected sales gains for the CMEinfo and core Oakstone Medical product lines, partially offset by a sales decline in MKSAP, Oakstone’s largest product, and certain Wellness products.
Income from Operations for the third quarter 2006 declined $1.5 million to $8.5 million from $10.0 million for the third quarter 2005. Income from Operations for the third quarter 2006 includes a $2.9 million write-off of prepublication costs related to our Sundance/Newbridge business that resulted from management’s assessment that the future benefit from certain product lines would be below the carrying value of prepublication costs. Excluding this prepublication cost write-off, Income from Operations increased $1.4 million, reflecting primarily the results of our Library segment.
EBITDA, which we define as earnings before interest, taxes, depreciation, amortization, discontinued operations and goodwill impairment charges, increased $2.8 million, or 18.7%, for the third quarter 2006, reflecting gains from our Library, Test-prep and Intervention and Medical Education segments, partially offset by an EBITDA decline from our K-12 Supplemental Education segment.
Results for the Nine Months Ended September 30, 2006
Revenue for the nine months ended September 30, 2006 increased $8.0 million, or 5.0%, to $167.3 million from $159.3 million for the nine months ended September 30, 2005, reflecting strong growth from our Test-prep and Intervention segment, a revenue gain for our Library segment, as well as incremental revenue from our Medical Education segment reflecting the acquisitions of Scott Publishing and CMEinfo acquired in April and June 2005, respectively, partially offset by a revenue decline from our K-12 Supplemental Education segment.
Revenue for the Library segment increased $2.1 million, or 3.6%, for the nine months ended September 30, 2006. With its strong third quarter 2006 performance, core Public Library channel revenue was up 4.9% for the nine month period 2006, following a 19.7% sales gain reported for the nine months ended September 30, 2005. Sales to schools grew nearly 23% for the nine months 2006 reflecting the benefits of our new Plugged-in to Reading product. The nine month performance also reflects the first quarter 2006 decline in Pimsleur language series royalties.

Revenue for the Test-prep and Intervention segment grew $8.8 million, or 19.2%, for the nine months ended September 30, 2006. Triumph Learning and Buckle Down accounted for all of the segment’s growth reflecting continued strong demand for our NCLB-positioned test-prep products. Revenue for Options Publishing was down slightly for the nine month period 2006 primarily reflecting slower 2006 sales of certain reading and math assessment products prior to new product releases as mentioned earlier, as well as certain large non-repeating district-level sales in the 2005 period.
Revenue for the K-12 Supplemental Education segment declined $7.3 million, or 19.8%, to $29.6 million for the nine months ended September 30, 2006, reflecting the effect of substantially increased competition in the supplemental education market as previously reported.
Revenue for the Medical Education segment increased $4.3 million for the nine months ended September 30, 2006, primarily reflecting the addition of revenue from Scott Publishing and CMEinfo, both acquired in the second quarter 2005 and therefore only partially included in 2005 results. Revenue from our existing core Oakstone Medical product line decreased $0.6 million, or 6.3%, primarily due to special subscription product deliveries in the prior year period, as well as lower sales of MKSAP, Oakstone’s largest product, prior to the release of a new product edition in the fourth quarter 2006.
Income from Operations for the nine months ended September 30, 2006 declined $31.7 million, resulting in a $2.4 million Loss from Operations compared to Income from Operations of $29.3 million for the nine months ended September 30, 2005. The loss for the nine month period 2006 reflects a $24.4 million goodwill impairment charge for Sundance/Newbridge in the second quarter 2006 and the $2.9 million prepublication cost write-off from the third quarter 2006 discussed above. Excluding these additional charges, Income from Operations declined $4.4 million to $24.9 million, reflecting a substantial decline in operating income for Sundance/Newbridge, partially offset by operating income gains in the other segments.
EBITDA decreased $0.2 million to $42.2 million for the nine months ended September 30, 2006, primarily reflecting a $7.0 million EBITDA decline for our K-12 Supplemental Education segment, offset by a $3.8 million EBITDA gain for our Test-prep and Intervention segment, a $1.4 million gain for our Medical Education segment including the 2005 acquisitions, and a $0.9 million EBITDA gain for our Library segment.
Capital expenditures — pre-publication costs relates to costs incurred in the development of new products. For the nine months ended September 30, 2006, we invested $17.5 million in pre-publication costs, compared to $16.8 million during the same period in 2005. We anticipate aggregate pre-publication expenditures of approximately $25.0 million for fiscal year 2006.
Capital expenditures — property and equipment relates to the purchase of tangible fixed assets such as computers, software, and leasehold improvements. For the nine months ended September 30, 2006, we invested $2.1 million in property and equipment, compared to $2.7 million during the same period in 2005. We anticipate aggregate expenditures for property and equipment of approximately $3.5 million for fiscal year 2006.

Peter J. Quandt, HCC Chairman and Chief Executive Officer, said: “We were very pleased to see our Recorded Books business achieve sales gains for the quarter in both the Library and School channels as well as the continuing strength of our Test-prep product sales. Sundance/Newbridge remains our most pressing challenge. We continue to devote substantial attention to this business, but have yet to see any turn-around in this business. ”
Investor Conference Call
HCC’s conference call for investors, analysts, and the media will be held on November 7, 2006, starting at 4:00 PM (ET). Participating in the call will be Peter J. Quandt, HCC Chairman and CEO, and Paul J. Crecca, HCC Executive Vice President and CFO. To participate, please call 1-800-230-1059 (USA) or 612-332-0932 (International).
Digitized replay of the conference call will be available from November 7, 2006, starting at 9:15 PM (ET) ending on December 7, 2006 at 11:59 PM (ET). To listen to the replay, please call 1-800-475-6701 (USA) or 320-365-3844 (International) and enter the access code of 845152.

Haights Cross Communications
Third Quarter 2006 Operating Highlights
Recorded Books
Recorded Books’ Library, School, Consumer, and Retail Channels performed well in the third quarter and are ahead of last year. The downloadable audiobook subscription plan for libraries, eAudiobooks, continues to grow; and a variation of the program is now being sold in the UK.
Recorded Books Unlimited, which offers “unlimited” audiobook rentals for a fixed monthly fee, now has over 7,300 members. Newly introduced products to libraries in the U.S and U.K. are selling well, including Black Dog Opera, Playaway, and Shakespeare/Smartpass; Coach in the Box COPs, and Classics COPs.
Dr. Janet Allen’s Plugged-in to Reading Program began shipping in July and has generated strong sales and positive customer feedback. Work has started on Plugged-in to Reading Level III, again authored by Dr. Allen, and is designed to improve reading for high school students. The expected publication date is spring 2007.
Triumph Learning/Buckle Down
Triumph Learning and Buckle Down are on track in 2006 to publish over 440 new titles, a record number of books for these companies.
NCLB is mandating that all students be tested in science, once each in elementary, middle, and high school starting in 2007. This creates solid growth opportunities for both companies, including many strong new science books which are now being marketed.
The companies have completed the consolidation of Buckle Down operations with Triumph Learning’s — including Warehouse, Customer Service, Manufacturing/Inventory Management, Finance, Accounting, and Sales force (with Options).
Options Publishing
As of September 2006, Options had successfully integrated the Buckle Down and Options product lines and sales forces in ten states. More states will follow as this integration program gains momentum. Options has launched its New York State ELA instructional product bundled with the new Options New York ELA Comprehensive Reading Assessment and Buckle Down’s New York Test Prep products. Initial response has been strong, and similar product packages will be developed for all Buckle Down states that Options represents. Options’ Intervention Kit sales are up significantly as schools respond well to cost-effective, pre-packaged “kits.” We will release more of these kits early next year. The ELL products, launched in 2005, have been successful and plans include developing additional product in this area.
Sundance/Newbridge
Newbridge published 95 new Discovery Links 2 science titles for K-2; 13 new Thinking Like a Scientist titles, an inquiry based science program for grades K-3; 18 new titles for Blue Planet Diaries, a paired fiction and nonfiction set for grades 4-6, with six titles each for life, physical and earth sciences. Newbridge also published Visual Vocabulary

Builders. These are cards that teach science content area vocabulary. This set contains 252 cards with 1,000 key science terms for grades 1-4.
Sundance published its second set of 18 titles, increasing the total to 36 titles, in the Choose Your Own Adventure series, for grades 4-8. Sundance has also contracted with Linda Gambrell, president-elect of the International Reading Association, to be the program author for the new Sundance Reading Comprehension series, which will be launched early next year.
Oakstone Publishing
Oakstone continues to benefit from its 2005 acquisitions, operations consolidations, and other cost reduction programs. Revenue-generating investments have been more than offset by the acquisition synergies.
Sales of Oakstone Medical’s latest editions of the MKSAP 14 Audio Companion and SESAP 12 Audio Companion are well ahead of plan. In the quarter, Oakstone introduced two new dental education programs. Oakstone recently sponsored the New York General Surgery Board Review live course and generated twice as much as the previous year’s course.
Oakstone Wellness newsletter and wellness calendar sales were up significantly in the quarter and over 2005 year-to-date.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Library	$21,820	$19,096	$60,939	$58,804

Test-prep and Intervention	18,696	16,210	54,761	45,956

K-12 Supplemental Education	10,217	13,050	29,601	36,903

Medical Education	8,207	7,962	22,028	17,682

Total Revenue	$58,940	$56,318	$167,329	$159,345

Operating Expenses	50,463	46,331	169,695	130,060

Income From Operations	8,477	9,987	(2,366)	29,285

Net Income/(Loss)	$(8,325)	$(20,024)	$(48,376)	$(34,673)

Other Financial Data:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

EBITDA by Segment:

Library	$7,885	$5,926	$19,252	$18,355

Test-prep and Intervention	6,865	5,747	18,899	15,123

K-12 Supplemental Education	2,006	4,083	4,598	11,594

Medical Education	2,074	1,081	3,839	2,468

Corporate	(1,362)	(2,121)	(4,438)	(5,145)

EBITDA	$17,468	$14,716	$42,150	$42,395

Adjusted EBITDA	$17,468	$14,755	$42,557	$42,759
“EBITDA” is defined as earnings before interest, taxes, depreciation, amortization, discontinued operations and goodwill impairment charges. Adjusted EBITDA is defined as EBITDA adjusted for restructuring and related charges (see table). We present EBITDA and Adjusted EBITDA because we believe that EBITDA and Adjusted EBITDA provide useful information regarding our operating results. We rely on EBITDA and Adjusted EBITDA to review and assess the operational performance of our company and our management team in connection with executive compensation and bonus plans. We also use EBITDA and Adjusted EBITDA to compare our current operating results with corresponding historical periods and with the operating performance of other publishing companies and for evaluating acquisition targets. We believe it is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe it can assist investors in comparing our performance to that of other publishing companies on a consistent basis without regard to interest, taxes, depreciation, amortization and discontinued operations that do not directly affect our operations.
EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for net income (loss), cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States. Some of the limitations are:
•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures for either pre-publication costs or property and equipment;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, thereby limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered measures of discretionary cash available to us to invest in the growth of our business or measures of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplementary basis.

Reconciliation of Net Income/(Loss) to EBITDA and Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net Income/(Loss)	$(8,325)	$(20,024)	$(48,376)	$(34,673)
Interest Expense and Other Including Income Taxes	16,802	30,011	46,010	63,958

Income From Operations	8,477	9,987	(2,366)	29,285

Goodwill impairment charge	—	—	24,393	—

Amortization of Pre-publication Costs	7,593	3,404	16,003	9,444

Depreciation and Amortization	1,398	1,325	4,120	3,666

EBITDA	$17,468	$14,716	$42,150	$42,395

Restructuring and Restructuring Related Charges	—	39	407	364

Adjusted EBITDA	$17,468	$14,755	$42,557	$42,759
Other Data:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Capital Expenditures — Product Development Costs (Pre-publication Costs)	$5,728	$6,004	$17,523	$16,797

Capital Expenditures — Property and Equipment	$434	$1,426	$2,119	$2,737

Balance Sheet Data:

As of
September 30, 2006

Cash and Cash Equivalents	$56,396
Working Capital	$74,877

Long Term Debt including current portion:
Senior secured term loan	$126,475
11 3/4% senior notes (1)	172,268
12 1/2% senior discount notes	101,731
Series B senior preferred stock (2)	143,709

$544,183

Redeemable preferred stock:
Series A preferred stock (3)	40,629
Series C preferred stock (4)	1,766

$42,395

(1)	Face value at September 30, 2006 is $170,000

(2)	Approximate aggregate liquidation value as of September 30, 2006 of $145,633

(3)	Approximate aggregate liquidation value as of September 30, 2006 of $38,551

(4)	Approximate aggregate liquidation value as of September 30, 2006 of $3,955

About Haights Cross Communications:
Founded in 1997 and based in White Plains, NY, Haights Cross Communications is a premier educational and library publisher dedicated to creating the finest books, audio products, periodicals, software and online services, serving the following markets: K-12 supplemental education, public library and school publishing, audio books, and medical continuing education publishing. Haights Cross companies include: Sundance/Newbridge Educational Publishing (Northborough, MA), Triumph Learning (New York, NY), Buckle Down Publishing (Iowa City, IA), Options Publishing (Merrimack, NH), Recorded Books (Prince Frederick, MD), and Oakstone Publishing (Birmingham, AL). For more information, visit www.haightscross.com.
Safe Harbor Statement: This press release contains forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performances or achievements to be materially different from those expressed or implied by our forward-looking statements. Factors that may cause our actual results to differ materially from our forward-looking statements include, among others, changes in external market factors, changes in our business or growth strategy, or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors; and other factors identified by us in documents filed by us with the Securities and Exchange Commission including those set forth in our Form 10-K for the year ended December 31, 2005, under the caption “Risk Factors”. In light of these risks and uncertainties, there can be no assurance that the events and circumstances described in forward-looking statements contained in this press release will in fact occur. You should read this press release completely and with the understanding that our actual results may be materially different from what we expect. We do not assume any obligation, and do not intend, to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.